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                                                                               .
                                                                               .

                                                                    EXHIBIT 99.1

                        SUREBRIDGE, INC. AND SUBSIDIARIES

                                TABLE OF CONTENTS

                                                                            PAGE
Independent Auditors' Report                                                  1

Consolidated Balance Sheets as of March 31, 2004 (unaudited) and
  December 31, 2003                                                           2

Consolidated Statements of Operations for the three months ended March 31,
  2004 and 2003 (unaudited) and for the year ended December 31, 2003          3

Consolidated Statements of Stockholders' Deficit for the three months ended March 31, 2004 (unaudited) and for the year ended
  December 31, 2003                                                           4

Consolidated Statements of Cash Flows for the three months ended March 31,
  2004 and 2003 (unaudited) and for the year ended December 31, 2003          5

Notes to the Consolidated Financial Statements                                6

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NaviSite, Inc.

We have audited the accompanying consolidated balance sheet of Surebridge, Inc. and subsidiaries (the Company) as of December 31, 2003, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Surebridge, Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, it was announced on May 6, 2004 that the Company had signed a definitive asset purchase agreement pursuant to which substantially all of the assets of the Company would be acquired by NaviSite, Inc. for two promissory notes in the aggregate principal amount of approximately $39.3 million, three million shares of NaviSite common stock and the assumption of certain liabilities of the Company at closing. This transaction was consummated on June 10, 2004. These consolidated financial statements do not reflect the impact of this transaction.

/s/ KPMG LLP

Providence, Rhode Island
June 10, 2004

                        SUREBRIDGE, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                MARCH 31, 2004 (UNAUDITED) AND DECEMBER 31, 2003

                                                                                    MARCH 31,      DECEMBER 31,
                                                                                       2004            2003
                                                                                   ------------    ------------
                                                                                    (UNAUDITED)
ASSETS (NOTE 8)
Current assets:
     Cash and cash equivalents                                                     $  1,725,222    $  2,520,410
     Accounts receivable, net of allowance for doubtful accounts
         of $210,454 at March 31, 2004 and $224,837 at December 31, 2003              4,564,021       4,340,217
     Costs and estimated earnings in excess of billings                                 970,941         279,116
     Due from related party                                                              42,770          87,076
     Deferred tax asset                                                                  70,448          70,448
     Prepaid expenses and other current assets                                          419,262         335,850
                                                                                   ------------    ------------
         Total current assets                                                         7,792,664       7,633,117

Restricted cash                                                                         475,122         520,122
Property and equipment, net                                                           7,782,227       8,302,041
Goodwill                                                                              6,326,955       6,290,573
Other intangible assets, net                                                          4,319,175       4,638,185
Other long-term assets                                                                  161,923         189,638
                                                                                   ------------    ------------
         Total assets                                                              $ 26,858,066    $ 27,573,676
                                                                                   ============    ============

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Accounts payable                                                              $  4,777,734    $  4,440,302
     Accrued expenses and other current liabilities                                   1,943,324       3,006,547
     Deferred revenue                                                                   936,355         947,634
     Customer deposits                                                                  249,912         163,370
     Current portion of long-term debt                                                3,617,960       2,575,539
     Current portion of obligations under capital lease                                 138,934         308,596
                                                                                   ------------    ------------
         Total current liabilities                                                   11,664,219      11,441,988

Deferred tax liability                                                                   70,448          70,448
Obligations under capital lease                                                          24,152           5,000
Long-term debt                                                                        1,019,426       1,560,659
                                                                                   ------------    ------------
         Total liabilities                                                           12,778,245      13,078,095

Commitments and contigencies (Note 7)

Redeemable convertible preferred stock, $0.01 par value;
     45,801,302 shares authorized, 37,061,321 shares issued and outstanding at March 31, 2004; and 45,801,302 shares authorized, 37,061,321 shares
     issued and outstanding at December 31, 2003                                     62,144,214      61,705,252

Stockholders' deficit;
     Common stock, $0.01 par value; 75,000,000 shares authorized,
         10,861,056 shares issued, and 9,977,444 shares outstanding at March 31,
         2004; 75,000,000 shares authorized, 10,855,206 shares issued, and
         9,971,594 shares outstanding at December 31, 2003                              108,611         108,553
     Additional paid-in capital                                                       9,486,602       9,922,697
     Accumulated deficit                                                            (57,194,508)    (56,775,823)
     Treasury stock, at cost, 883,612 shares                                           (465,098)       (465,098)
                                                                                   ------------    ------------
         Total stockholders' deficit                                            (48,064,393)    (47,209,671)
                                                                                   ------------    ------------
         Total liabilities, redeemable convertible preferred stock and
           stockholders' deficit                                                   $ 26,858,066    $ 27,573,676
                                                                                   ============    ============

         See accompanying notes to the consolidated financial statements

                        SUREBRIDGE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
         FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (UNAUDITED)
                    AND FOR THE YEAR ENDED DECEMBER 31, 2003

                                    THREE MONTHS ENDED          YEAR ENDED
                                         MARCH 31,             DECEMBER 31,
                                   2004            2003            2003
                               ------------    ------------    ------------
                                        (UNAUDITED)
Revenue:

  Revenue                      $ 11,712,790    $  9,528,068    $ 41,673,247
  Revenue, related parties          226,716         310,709       1,078,278
                               ------------    ------------    ------------
  Total revenue                  11,939,506       9,838,777      42,751,525

Cost of revenue                   7,776,818       6,709,620      29,632,382
                               ------------    ------------    ------------
  Gross profit                    4,162,688       3,129,157      13,119,143

Operating expenses:
  Sales and marketing             1,960,544       1,682,684       8,499,369
  General and administrative      2,533,866       2,406,989      11,114,461
                               ------------    ------------    ------------
    Total operating expenses      4,494,410       4,089,673      19,613,830
                               ------------    ------------    ------------

  Loss from operations             (331,722)       (960,516)     (6,494,687)

Other income (expense):
  Interest income                     2,186          42,070          64,534
  Interest expense                  (89,149)        (52,177)       (297,293)
                               ------------    ------------    ------------
    Other expenses, net             (86,963)        (10,107)       (232,759)

  Net loss                     $   (418,685)   $   (970,623)   $ (6,727,446)

Accrued dividends on
  preferred stock (including
  accretion to redemption
  value of $412,338, $223,392
  and $1,636,214 for the three
  months ended March 31, 2004
  and 2003, and for the year
  ended December 31, 2003,
  respectively)                    (438,962)       (225,684)     (1,734,172)
                               ------------    ------------    ------------
Net loss to common
  stockholders                 $   (857,647)   $ (1,196,307)   $ (8,461,618)
                               ============    ============    ============

         See accompanying notes to the consolidated financial statements

                       SUREBRIDGE, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
 THREE MONTHS ENDED MARCH 31, 2004 (UNAUDITED) AND YEAR ENDED DECEMBER 31, 2003

                                                                    COMMON STOCK           ADDITIONAL
                                                                SHARES          PAR          PAID-IN
                                                                ISSUED         VALUE         CAPITAL
                                                             ------------   ------------  -------------
Balance, December 31, 2002                                     10,842,164   $    108,422  $ 11,650,476
Issuance of common stock pursuant to the exercise
  of stock options                                                 13,042            131         6,393
Accretion of dividend on Series A preferred stock                       -              -       (97,958)
Accretion of Series E preferred stock to redemption value               -              -      (459,554)
Accretion of Series C preferred stock to redemption value               -              -    (1,176,660)
Amortization of deferred compensation                                   -              -             -
Net loss                                                                -              -             -
                                                             ------------   ------------  ------------
Balance, December 31, 2003                                     10,855,206        108,553     9,922,697

Issuance of common stock pursuant to the exercise
  of stock options (unaudited)                                      5,850             58         2,867
Accretion of dividend on Series A preferred stock
  (unaudited)                                                           -              -       (26,624)
Accretion of Series E preferred stock to redemption value
  (unaudited)                                                           -              -      (118,173)
Accretion of Series C preferred stock to redemption value
  (unaudited)                                                           -              -      (294,165)
Net loss (unaudited)                                                    -              -             -
                                                             ------------   ------------  ------------
Balance, March 31, 2004 (unaudited)                            10,861,056   $    108,611  $  9,486,602
                                                             ============   ============  ============

                                                                             DEFERRED          TREASURY STOCK              TOTAL
                                                            ACCUMULATED        COMP-       SHARES IN                   STOCKHOLDERS'
                                                              DEFICIT        ENSATION      TREASURY         AMOUNT        DEFICIT
                                                           -------------  -------------  ------------   -------------  -------------
Balance, December 31, 2002                                 $(50,048,377)  $     (5,603)       883,612   $   (465,098)  $(38,760,180)
Issuance of common stock pursuant to the exercise
  of stock options                                                    -              -              -              -          6,524
Accretion of dividend on Series A preferred stock                     -              -              -              -        (97,958)
Accretion of Series E preferred stock to redemption value             -              -              -              -       (459,554)
Accretion of Series C preferred stock to redemption value             -              -              -              -     (1,176,660)
Amortization of deferred compensation                                 -          5,603              -              -          5,603
Net loss                                                     (6,727,446)             -              -              -     (6,727,446)
                                                           ------------   ------------   ------------   ------------   ------------
Balance, December 31, 2003                                  (56,775,823)             -        883,612       (465,098)   (47,209,671)

Issuance of common stock pursuant to the exercise
  of stock options (unaudited)                                        -              -              -              -          2,925
Accretion of dividend on Series A preferred stock
  (unaudited)                                                         -              -              -              -        (26,624)
Accretion of Series E preferred stock to redemption value
  (unaudited)                                                         -              -              -              -       (118,173)
Accretion of Series C preferred stock to redemption value
  (unaudited)                                                         -              -              -              -       (294,165)
Net loss (unaudited)                                           (418,685)             -              -              -       (418,685)
                                                           ------------   ------------   ------------   ------------   ------------
Balance, March 31, 2004 (unaudited)                        $(57,194,508)  $          -        883,612   $   (465,098)  $(48,064,393)
                                                           ============   ============   ============   ============   ============

         See accompanying notes to the consolidated financial statements

                        SUREBRIDGE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003 (UNAUDITED)
                    AND FOR THE YEAR ENDED DECEMBER 31, 2003

                                                                                       THREE MONTHS ENDED        YEAR ENDED
                                                                                            MARCH 31,           DECEMBER 31,
                                                                                      2004           2003           2003
                                                                                  ------------   ------------   ------------
                                                                                          (UNAUDITED)
Cash flows from operating activities:
    Net loss                                                                      $  (418,685)   $  (970,623)   $(6,727,446)
    Adjustments to reconcile net loss to net cash used in operating activities:
            Depreciation and amortization                                           1,332,397      1,227,781      6,055,588
            Stock-based compensation                                                        -          5,603          5,603
            Provision for losses on accounts receivable                               (14,383)             -       (169,504)
            Issuance of preferred stock to settle compensation from earn-out
                 arrangement, net of issuance costs                                         -        249,874        533,171
            Changes in assets and liabilities, net of effects of acquisition:
                (Increase) decrease in assets:
                    Accounts receivable                                              (165,115)       400,122        171,732
                    Costs and estimated earnings in excess of billings               (691,825)      (208,181)        42,502
                    Prepaid expenses and other current assets                         (83,412)       136,154        380,169
                Increase (decrease) in liabilities:
                    Accounts payable                                                  337,432       (989,055)     1,545,923
                    Accrued expenses and other current liabilities                 (1,019,570)      (147,451)    (2,413,434)
                    Deferred revenue and customer deposits                             (4,772)      (841,807)      (396,967)
                                                                                  -----------    -----------    -----------
                        Net cash used in operating activities                        (727,933)    (1,137,583)      (972,663)

Cash flows from investing activities:
    Purchase of property and equipment                                               (493,573)      (551,368)    (3,943,926)
    Decrease (increase) in other long-term assets                                      27,715        775,655        864,405
    Cash expended in acquisition, net of cash acquired                                      -       (111,893)      (111,893)
                                                                                  -----------    -----------    -----------
                        Net cash (used in) provided by investing activities          (465,858)       112,394     (3,191,414)

Cash flows from financing activities:
    Decrease (increase) in restricted cash                                             45,000       (298,234)       109,878
    Proceeds from exercise of stock options                                             2,925              -          6,524
    Proceeds from long-term debt                                                    1,247,752         97,688      2,867,373
    Principal payments on long-term debt                                             (746,564)      (490,900)    (2,278,068)
    Principal payments on capital lease obligations                                  (150,510)      (287,129)    (1,092,990)
                                                                                  -----------    -----------    -----------
                        Net cash provided by (used in) financing activities           398,603       (978,575)      (387,283)

                                                                                  -----------    -----------    -----------
Net (decrease) increase in cash and cash equivalents                                 (795,188)    (2,003,764)    (4,551,360)

Cash and cash equivalents, beginning of period                                      2,520,410      7,071,770      7,071,770
                                                                                  -----------    -----------    -----------
Cash and cash equivalents, end of period                                          $ 1,725,222    $ 5,068,006    $ 2,520,410
                                                                                  ===========    ===========    ===========

Supplemental disclosure of cash flow information:
    Cash paid during the year for:
         Interest                                                                 $    89,149    $    52,177    $   297,293

Noncash investing and financing activities:
    Acquisition of equipment under capital leases                                 $         -    $         -    $ 1,141,851
    Net assets acquired in the acquisition                                                  -      4,224,074      4,224,074
    Preferred stock accretion                                                         438,962        225,684      1,734,172

         See accompanying notes to the consolidated financial statements

                        SUREBRIDGE, INC. AND SUBSIDIARIES
                 Notes to the Consolidated Financial Statements

1.    ORGANIZATION, ACQUISITION AND BASIS OF PRESENTATION

      Surebridge, Inc. (the "Company"), formerly known as Panoptic Business Networks, Inc., was incorporated in the State of Delaware to leverage the Internet to meet the needs of middle market companies seeking advanced business applications. The Company provides packaged application selection, implementation, application management and hosting, and continuous business improvement services.

      On May 6, 2004, it was announced that the Company had signed a definitive asset purchase agreement pursuant to which substantially all of the assets of the Company would be acquired by NaviSite, Inc. ("NaviSite") for two promissory notes in the aggregate principal amount of approximately $39.3 million, three million shares of NaviSite common stock and the assumption of certain liabilities of Company at closing. This transaction was consummated on June 10, 2004. These consolidated financial statements do not reflect the impact of this transaction.

      The consolidated financial statements and notes thereto as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 and the related notes are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments necessary for a fair presentation of the financial statements for the interim period) have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for a full fiscal year or any future period.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      a.    BASIS OF CONSOLIDATION

            The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Surebridge Services, Inc. (formerly known as Panoptic Technology Services, Inc.) and Surebridge Acquisition Corp. which was formed to consummate the acquisition of ManagedOps.com, Inc. in March 2003 as discussed in
            Note 3. All intercompany accounts and transactions have been eliminated.

      b.    USE OF ESTIMATES

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates

      c.    CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

            Cash and cash equivalents consist of cash and highly liquid investments with original or remaining maturities of three months or less at the date of purchase and whose carrying amounts approximate market value due to the short maturity of the investments. Cash equivalents at March 31, 2004 and December 31, 2003 consist of money market instruments. The Company

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            had restricted cash of approximately $475,000 and $520,000 as of March 31, 2004 and December 31, 2003, respectively, which related to security deposits on facility leases.

      d.    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

            Financial instruments that subject the Company to credit risk consist principally of cash and cash equivalents, accounts receivable and costs and estimated earnings in excess of billings. The Company places its cash in highly rated financial institutions. The Company periodically assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company does not require collateral and establishes reserves for doubtful accounts as warranted. Bad debts are provided on the allowance method based on historical experience and management evaluation of outstanding accounts receivable. There were no single customers that accounted for over 10% of total accounts receivable or revenue as of and for the year ended December 31, 2003.

      e.    PROPERTY AND EQUIPMENT

            Property and equipment are stated at cost less accumulated depreciation. Repair and maintenance costs are charged to operations when incurred, while additions and betterments are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from 1 to 7 years. Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the lease term. Property and equipment under capital leases are stated at the lower of the present value of the minimum lease payments at the beginning of the lease term or the fair value at the inception of the lease. Amortization expense is recorded over the life of the related asset or lease term, if shorter. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of net income or loss from operations.

      f.    IMPAIRMENT OF LONG-LIVED ASSETS

            The Company assesses the need to record impairment losses on long-lived assets used in operations when indicators of impairment are present. Although the assumptions may vary in these assessments, they generally include revenue growth, operating results, cash flows, and other indicators of value. Management then determines whether there has been a permanent impairment of the value of long-lived assets by comparing future undiscounted cash flows to the asset's carrying value. If the estimated future undiscounted cash flows are less than the carrying value of the asset, a loss is recorded based on the excess of the asset's carrying value over fair value.

      g.    GOODWILL AND OTHER INTANGIBLE ASSETS

            Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets the Company has acquired and has accounted for under the purchase method in accordance with Statement of Financial Accounting Standards No. 141 ("SFAS No. 141"), "Business Combinations." The Company adopted the provisions of Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets," on January 1, 2002. Accordingly, the Company ceased the ratable

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            amortization of goodwill on that date. SFAS No. 142 also requires the Company to perform an annual impairment test of its goodwill. The Company performs its annual impairment test of goodwill in the fourth quarter of its calendar year.

            Other intangible assets consist primarily of customer base and covenants not to compete. Such assets are being amortized on a straight-line basis over periods ranging from one to seven years.

      h.    REVENUE RECOGNITION

            The Company derives its revenue primarily from information technology consulting, software implementation services and application management and hosting services. The Company also derives revenue from the sale of software and related maintenance contracts. Reimbursable expenses charged to clients are included in revenue and costs of revenue.

            Information Technology Consulting and Software Implementation
            Services

            The Company enters into two types of contracts for information technology and software implementation services. Revenue from time and materials contracts is recognized as services are performed. The Company recognizes revenue on fixed price contracts on an efforts expended method when it can demonstrate the ability to perform under the contract. Under this method revenue is recognized based on the ratio of labor hours expended compared with the total estimated hours to complete the contract.

            When current contract estimates indicate that a loss is probable, provision is made for the total anticipated loss in the current period. Contract losses are determined to be the amount by which the estimated service costs of the contract exceed the estimated revenues that will be generated by the contract. Unbilled revenues represent revenues for services performed that have not been billed. Billings in excess of revenue recognized are recorded as deferred revenue until the applicable revenue recognition criteria are met.

            Amounts received or billed in advance of the services being provided are recorded as deferred revenue. Cost and estimated earnings in excess of billings represent amounts recognized based on services performed in advance of billings, in accordance with the contract term.

            Application Management and Hosting Services

            Application management and hosting fees are for the management of application software and for access to the Company's data center and technical infrastructure. These fees are recognized ratably over the contract term. Set-up fees related to application management and hosting services are recognized ratably over the expected customer relationship period.

            Software Revenue

            The Company primarily sells or licenses software in combination with software implementation services. Revenue from the sale of software is recognized when the software is delivered to the customer. In instances where the Company also provides application management and hosting services, software revenue is recognized ratably over the expected customer relationship period.

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            Maintenance Contracts

            The Company sells maintenance contracts on behalf of third-party software vendors. The Company is not a party to the maintenance contracts and therefore has no continuing obligations under the contracts. Revenue from these contracts is recognized on a net basis, when the Company's customers enter into the contracts. In addition, the Company sells phone support for software. Phone support contracts typically have one-year terms, and customers are required to prepay the contract amount, which is recorded as deferred revenue and recognized ratably over the contract term.

      i.    INCOME TAXES

            The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement and tax bases of assets and liabilities and operating loss and tax credit carryforwards using enacted tax rates expected to apply to the year in which the differences are expected to affect taxable income. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

      j.    STOCK-BASED COMPENSATION

            The Company accounts for stock-based compensation granted to employees and directors using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations. Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," and Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation - Transition and Disclosure," require that companies either recognize compensation expense for grants of stock, stock options, and other equity instruments based on fair value, or provide pro forma disclosures of net income (loss) in the notes to the consolidated financial statements. Accordingly, compensation cost for stock options granted to employees and directors is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS No. 123, SFAS No. 148, and related interpretations. For all stock-based awards to employees and directors, the Company has elected the pro forma disclosure provisions of SFAS No. 123 and SFAS No. 148.

            For purposes of pro forma disclosure, the fair value of each employee option grant was estimated on the date of grant using the minimum value method with the following assumptions for grants in 2003:

Expected life                      5 years
Dividend yield                      None
Volatility                           0%
Weighted average risk-free
    interest rate                   3.22%

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            The weighted-average fair value of stock options granted by the Company during 2003 was zero.

            The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 and SFAS No. 148 to stock-based employee compensation:

                                                          THREE MONTHS
                                                             ENDED        YEAR ENDED
                                                            MARCH 31,    DECEMBER 31,
                                                              2004           2003
Net loss, as reported                                     $  (418,685)   $(6,727,446)

Add (deduct): Stock-based employee compensation
   included in net loss, net of related taxes                       -          5,603

Add (deduct): Total stock-based employee compensation
   expense determined under the fair value based method
   for all awards, net of related tax effects                 (11,500)      (174,795)
                                                          -----------    -----------
Pro forma net loss                                        $  (430,185)   $(6,896,638)
                                                          ===========    ===========

      k.    GUARANTEES AND INDEMNIFICATION OBLIGATIONS

            In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantee of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and rescission of FASB Interpretation No. 34." The interpretation requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. The interpretation also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The adoption of FIN No. 45 did not have a material effect on the Company's consolidated financial statements. The following is a summary of agreements that the Company has determined are within the scope of FIN No. 45.

            As permitted by Delaware law, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company's request in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a Directors and Officers insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid. As a result of the insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. All of these indemnification agreements were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2003.

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally its business partners or customers, in connection with any U.S. patent, or copyright or other intellectual property infringement claim by any third party with respect to its products. The term of these indemnification agreements is generally perpetual after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2003.

            The Company enters into arrangements with its business partners, whereby the business partner(s) agrees to sublicense the Company's services to its customers. The Company enters into standard indemnification agreements with those business partners, whereby it indemnifies them for its acts or omissions in providing the services that result in a claim against its business partner. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has general and umbrella insurance policies that enable it to recover a portion of any amounts paid. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2003.

            When as part of an acquisition the Company acquires all of the stock or all of the assets and liabilities of a company, it assumes the liability for certain events or occurrences that took place prior to the date of acquisition. All of these obligations were grandfathered under the provisions of FIN No. 45 as they were in effect prior to December 31, 2002. However, as a result of the Company's acquisition of ManagedOps.com, Inc. on March 5, 2003 (see Note 3), the Company granted a $500,000 maximum guarantee related to a mortgage loan on a facility that the Company now leases and that the principals of ManagedOps.com, Inc. had personally guaranteed. Due to the fact that the Company has the option to purchase the number of its own preferred shares at nominal value in exchange for the aggregate amount it contingently may need to pay under the guarantee, the net present value of the probable weighted future cash flows to the Company is zero. Accordingly, the Company has no liabilities recorded for these guarantees as of December 31, 2003.

      l.    RECENT ACCOUNTING PRONOUNCEMENTS

            In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 ("SFAS No. 146"), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability be recognized when it is incurred and should initially be measured and recorded at fair value. This statement is effective

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 did not materially affect the consolidated financial statements.

            In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others", an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of obligation undertaken. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002. See Note 2 (k) for Company disclosures related to this pronouncement.

            In November 2002, the Emerging Issues Task Force ("EITF") of the FASB issued a consensus on issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue - generating activities. EITF No. 00-21 establishes three principles: revenue should be recognized only when the arrangement consideration is reliably measurable, the earnings process is substantially complete, and consideration should be allocated among the separate units of accounting in an arrangement based on their fair values. EITF No. 00-21 is effective for all revenue arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The adoption of this pronouncement did not have a material impact on the Company's consolidated financial statements.

            In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS No. 148"), "Accounting for Stock-Based Compensation - Transition and Disclosure" which is effective for financial statements for fiscal years ending after December 15, 2002, with early adoption permitted. SFAS No. 148 enables companies that choose to adopt the preferable fair value method to report the full effect of employee stock options in their financial statements immediately upon adoption. The Company will continue to apply the disclosure only provisions of both SFAS No. 123 and SFAS No. 148.

            In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities" and, in December 2003, issued a revision to that interpretation. FIN No. 46R replaces FIN No. 46 and addresses consolidation by business enterprises of variable interest entities that possess certain characteristics. A variable interest entity (VIE) is defined as (a) an ownership, contractual or monetary interest in an entity where the ability to influence financial decisions is not proportional to the investment interest, or (b) an entity lacking the invested capital sufficient to fund future activities without a third party. FIN No. 46R establishes standards for determining under what circumstances VIEs should be consolidated with their primary beneficiary, including those to which the usual conditions for consolidation do not apply. The Company will adopt FIN No. 46 and FIN No. 46R as of January 1, 2005. The Company does not expect a material effect from adoption of FIN No. 46 or FIN No. 46R.

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150 ("SFAS No. 150"), "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The adoption of SFAS 150 is not expected to have a material impact on the Company's financial position or results of operations.

3.    ACQUISITIONS

            TRANSCHANNEL, INC.

            On October 27, 2002, the Company acquired all of the outstanding stock of Transchannel, Inc. ("Transchannel"), and merged Transchannel into the Company, with the Company continuing as the surviving corporation. Transchannel, a Georgia corporation, provided sales, deployment, and application support and management of Peoplesoft software throughout the United States. The Company acquired Transchannel to increase their overall market share and increase their application management and hosting customer base. The purchase consideration, aggregating $7,272,825, consisted of $1,400,000 in cash, 7,262,411 shares of the Company's Series E Preferred Stock ("Series E") valued at $0.58 per share, 1,815,603 shares of the Company's Series F Preferred Stock ("Series F") valued at $0.83 per share, 200,578 stock options to purchase the Company's common stock, valued at $10,430 using the Black Scholes method, and acquisition costs of $162,395. The fair value of the Series E and Series F was determined with the assistance of a valuation specialist. The results of operations of Transchannel are included in the operating results of the Company from the date of acquisition.

            The acquisition was accounted for using the purchase method of accounting. Accordingly, the total purchase consideration was allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition. The fair value of the net assets acquired exceeded the purchase consideration by $156,579, which was allocated as a pro-rata reduction of the fair values of the noncurrent assets that were acquired (property and equipment, and identifiable intangible assets). The total purchase consideration and the allocation to the acquired assets and assumed liabilities were as follows:

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

Purchase consideration:
   Cash paid                                       $ 1,400,000
   Fair value of company stock and stock options
     issued (excludes issuance costs of $3,546)      5,710,430
   Acquisition costs                                   162,395
                                                   -----------
      Total purchase consideration                 $ 7,272,825
                                                   ===========

Allocation of purchase consideration:
   Cash acquired                                   $ 2,039,130
   Other current assets                              1,143,706
   Property and equipment                            1,928,000
   Identifiable intangible assets                    3,746,621
   Goodwill                                                  -
                                                   -----------
      Total assets acquired                          8,857,457

Current liabilities assumed                         (1,184,632)
Liability related to an acquisition contingency       (400,000)
                                                   -----------

      Net assets acquired                          $ 7,272,825
                                                   ===========

            Current assets acquired relate primarily to accounts receivable, and current liabilities assumed primarily relate to accounts payable and accrued expenses.

            The Company was required to restrict and escrow $400,000 of cash on the date of the acquisition, which was to be paid to the former stockholders of Transchannel, after deducting the amount of acquired receivables that the Company was unable to collect within the 120 days immediately following the date of acquisition. The Company recorded the $400,000 of contingent consideration as a liability as of December 31, 2002. The amount was paid in 2003.

            The terms of the acquisition also included an additional payment to the former stockholders of Transchannel, if the former stockholders were able to meet certain performance goals during the six month period following the date of acquisition. The maximum earn-out was $1.8 million payable in one third cash, one third preferred stock and one third common stock. In July 2003, the Company settled the earn-out consideration for 679,082 shares of Series E Preferred Stock and 169,995 shares of Series F Preferred Stock, with a fair value of $533,171. Payment of the earn-out was contingent upon continued employment with the Company during the six-month earn-out period. The Company had accrued $200,000 through general and administrative expense as of December 31, 2002 and recorded the remaining amount of the charge totaling $333,171 in 2003.

            The following are the identifiable intangible assets acquired and the respective periods over which the assets will be amortized on a straight-line basis:

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

                                  WEIGHTED
                                   AVERAGE
                                 USEFUL LIFE
                                   (YEARS)          AMOUNT
Customer base                         6           $ 3,406,019
Noncompete agreements                 2               262,750
Other intangibles                     2                77,852
                                                  -----------
                                                  $ 3,746,621
                                                  ===========

            MANAGEDOPS.COM, INC.

            On March 5, 2003, the Company acquired all of the shares of ManagedOps.com, Inc. ("ManagedOps"), a Delaware company with its principal place of business in New Hampshire. ManagedOps provided sales, deployment, implementation and application support of Microsoft Software throughout the United States. The consideration consisted of 6,039,909 shares of preferred stock (150,135 shares of Series A, 240,216 shares of Series B, 1,287,681 shares of Series C, 2,544,636 shares of Series D, 1,453,793 shares of Series E and 363,448 shares of Series F). The results of operations of ManagedOps are included in the operating results of the Company from the date of acquisition.

            The shares issued to the seller as consideration are subject to a repurchase agreement by the Company. In the event that the Company needs to pay cash under certain personal guarantee agreements (see
            Note 2(k)) and certain bonus agreements, the Company has the right to repurchase the shares at par value. The number of shares subject to repurchase is determined by the fair value of the shares at the time of the repurchase. The fair value is based on the fair value of the Company taking into account the liquidation preferences. The aggregate value of the repurchased shares cannot exceed the cash consideration paid by the Company with respect to the aforementioned obligations.

            ManagedOps had issued a warrant to a vendor to purchase 530,519 shares of its common shares at a price of $0.37 per share. Pursuant to the terms of the warrant agreement, upon the acquisition of ManagedOps, the warrants became exercisable for shares of common stock of the Company.

            The acquisition was accounted for using the purchase method of accounting. Accordingly, the total purchase consideration was allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition. The total purchase consideration and the allocation to the acquired assets and assumed liabilities were as follows:

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

Purchase consideration:
   Fair value of company stock          $ 6,305,679
   Acquisition costs                        136,622
                                        -----------

      Total purchase consideration      $ 6,442,301
                                        ===========

Allocation of purchase consideration:
   Cash acquired                        $    24,729
   Other current assets                   1,523,668
   Other assets                             195,239
   Property and equipment                 3,650,100
   Identifiable intangible assets         2,330,000
   Goodwill                               1,894,075
                                        -----------

      Total assets acquired               9,617,811

Current liabilities assumed              (2,954,729)
Long-term liabilities assumed              (220,781)
                                        -----------

      Net assets acquired               $ 6,442,301
                                        ===========

            The following are the identifiable intangible assets acquired and the respective periods over which the assets will be amortized on a straight-line basis:

                                  WEIGHTED
                                   AVERAGE
                                 USEFUL LIFE
                                   (YEARS)           AMOUNT
Customer base                         5           $ 1,820,000
Noncompete agreements                 2                50,000
Other intangibles                     5               460,000
                                                  -----------

                                                  $ 2,330,000
                                                  ===========

            The following unaudited pro forma results of operations for the year ended December 31, 2003 give effect to the Company's acquisition of ManagedOps as if the transaction had occurred at the beginning of 2003. The pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisitions taken place at the beginning of 2003 and is not necessarily indicative of results that may be obtained in the future.

Revenue                $ 44,665,170
Net loss                 (6,956,171)

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

4.    PROPERTY AND EQUIPMENT

            Property and equipment summarized by major category consisted of the following at:


                                         ESTIMATED       MARCH 31,
                                        USEFUL LIFE        2004       DECEMBER 31,
                                          (YEARS)       (UNAUDITED)       2003
Computer equipment                        2 to 5       $ 14,050,083   $ 13,742,555
Computer software                         1 to 4          2,741,022      2,554,976
Furniture and fixtures                    3 to 7          1,493,788      1,493,788
Leasehold improvements                    3 to 7            785,776        785,776
                                                       ------------   ------------
                                                         19,070,669     18,577,095
Less: accumulated depreciation                          (11,288,442)   (10,275,054)
                                                       ------------   ------------
Property and equipment, net                            $  7,782,227   $  8,302,041
                                                       ============   ============

            The cost of equipment under capital lease and the related accumulated depreciation totaled approximately $2.5 million and $1.8 million, respectively, at March 31, 2004, and approximately $2.5 million and $1.7 million, respectively, at December 31, 2003. Depreciation expense was approximately $1.0 million for the three months ended March 31, 2004 and approximately $4.8 million for the year ended December 31, 2003.

5.    GOODWILL AND OTHER INTANGIBLE ASSETS

            The Company acquired goodwill and other intangible assets through acquisitions in the years ended December 31, 2003, 2002, 2000 and 1999 (see Note 3). Under SFAS No. 142, the Company was required to complete a transitional impairment test on all goodwill effective as of January 1, 2002 on a reporting unit basis. A reporting unit is defined as an operating segment or one level below an operating segment referred to as a component. A component of an operating segment is a reporting unit if the component constitutes a business and discrete financial information is prepared and regularly reviewed by management. The Company determined that it operates in one reporting unit and, therefore, has completed the transitional goodwill impairment test on an enterprise-wide basis.

            The fair value of the reporting unit was determined with the assistance of an independent valuation specialist as of January 1, 2002. As the fair value of the reporting unit as of January 1, 2002 was in excess of the carrying amount of the net assets, the Company concluded that its goodwill was not impaired, and no impairment charge was recorded. The Company performed its annual assessment for 2002 as of September 30, 2002 and its annual assessment of 2003 as of December 31, 2003, and the fair value of the reporting unit was determined to be in excess of the carrying amount of the net assets. Therefore, no further analysis was required under SFAS No.142.

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            Other intangible assets summarized by major category consisted of the following at:


                                   ESTIMATED      MARCH 31,
                                  USEFUL LIFE       2004        DECEMBER 31,
                                    (YEARS)      (UNAUDITED)        2003
Acquired customer base               1 to 7      $ 6,989,864     $ 6,989,864
Noncompete agreements                1 to 2          585,925         585,925
Other intangibles                    2 to 5          743,852         743,852
                                                 -----------     -----------
                                                   8,319,641       8,319,641
Less: accumulated amortization                    (4,000,466)     (3,681,456)
                                                 -----------     -----------

Other intangibles, net                           $ 4,319,175     $ 4,638,185
                                                 ===========     ===========

            Amortization expense was approximately $0.3 million for the three months ended March 31, 2004 and approximately $1.4 million for the year ended December 31, 2003.

            The estimated future amortization of other intangible assets is as follows:

2004                                       $1,206,720
2005                                        1,021,391
2006                                        1,017,007
2007                                          718,068
2008                                          490,245
Thereafter                                    184,754
                                           ----------
                                           $4,638,185
                                           ==========

6.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

            Accrued expenses and other current liabilities consisted of the following at:

                                   MARCH 31,
                                     2004      DECEMBER 31,
                                  (UNAUDITED)      2003
Compensation and benefits         $1,032,755    $1,817,713
Professional fees                    265,183       180,325
Consultant fees                      172,716       394,425
Software costs                             -        32,500
Accruals related to acquisition       91,388       146,222
Legal settlement costs               146,125       146,125
Other                                235,157       289,237
                                  ----------    ----------

                                  $1,943,324    $3,006,547
                                  ==========    ==========

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

7.    COMMITMENTS & CONTINGENCIES

            LEASES

            The Company leases its facilities and certain computer equipment under operating and capital leases. The leases expire at various dates through December 2006. Total rent expense under these operating leases was approximately $0.6 million for the three months ended March 31, 2004 and $2.7 million for the year ended December 31, 2003. Obligations under capital lease have been recorded in the accompanying financial statements at the present value of future minimum lease payments. Future commitments as of December 31, 2003 are as follows:

                                         LESS THAN                                                 AFTER
                              TOTAL        1 YEAR       YEAR 2       YEAR 3     YEAR 4   YEAR 5   5 YEARS
Operating leases            $3,987,224   $2,582,296   $1,056,527   $  348,401   $    -   $    -   $     -
Capital lease obligations      448,036      360,936       87,100            -        -        -         -
                            ----------   ----------   ----------   ----------   ------   ------   -------
                            $4,435,260   $2,943,232   $1,143,627   $  348,401   $    -   $    -   $     -
                            ==========   ==========   ==========   ==========   ======   ======   =======

            LEGAL PROCEEDINGS

            During 2002, a software vendor asserted claims against the Company for software licensing infringements and filed a complaint in federal court seeking relief for monetary damages and unspecified punitive damages. The Company settled these claims during 2002 for $375,000, of which $300,000 was paid during 2002, and the remaining $75,000 which was paid in 2003.

            During 2002, the Company began settlement discussions with another software vendor, regarding software-licensing infringements. On March 24, 2003, the Company reached a final settlement with this software vendor in the amount of $302,000. The Company accrued for this amount as of December 31, 2002 and paid the amount during 2003. In addition, in 2002 and 2003, the Company identified additional areas where it was not in compliance with software licenses. The Company purchased additional licenses in the amount of $143,432 for these software products and accrued an additional $60,000 at December 31, 2003 pursuant to an agreement with a third party software vendor to settle additional software license issues.

            During 2003, the Company settled a customer claim which requires the Company to pay the customer $65,000 in exchange for mutual contract releases. This sum was paid in 2004.

            The Company is subject to a number of other claims and legal proceedings which, in the opinion of the Company's management, are incidental to the Company's normal business operations. In the opinion of the Company, although final settlement of these claims and legal proceedings may impact the Company's financial statements in a particular period, they will not, in the aggregate, have a material adverse effect on the Company's financial position, results of operations or cash flows.

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

8.    LONG-TERM DEBT

            On February 21, 2002, the Company entered into a loan and security agreement with a commercial bank for the purpose of refinancing an existing loan. The agreement includes a term loan that replaced the existing loan and two equipment credit lines, whereby the Company could borrow up to a total of $2,500,000 under the equipment credit lines to finance certain equipment purchases through December 31, 2002. The agreement also includes certain financial covenants related to, among other things, quick-ratio and earnings. Borrowings under these loan facilities are collateralized by substantially all of the assets of the Company.

            On April 2, 2003, the Company entered into a loan modification agreement, amending certain terms of the existing loan and security agreement. The modification agreement added four additional equipment credit lines, allowing the Company to finance certain equipment purchases through March 31, 2004; the agreement did not change any of the terms related to the borrowings that were outstanding under the already existing term loan and equipment credit lines. The modification agreement also includes certain financial covenants related to quick-ratio and profitability.

            The Company had the ability to borrow $1,000,000 under the third equipment line, which was available through June 30, 2003, $1,000,000 under the fourth equipment line, which was available through September 30, 2003, $750,000 under the fifth equipment line, which was available through December 31, 2003, and $750,000 under the sixth equipment line, which was available through March 31, 2004. Borrowings under these equipment lines accrue interest at the rate of prime plus 2%, and are repayable in 33 monthly installments. Borrowings under these equipment credit lines are collateralized by substantially all of the assets of the Company.

            The following summarizes the Company's total availability and borrowings on its loan facilities during the year ended December 31, 2003. Interest on these facilities was 6.00% at December 31, 2003.

                                                        Interest     Payment
                           Availability   Borrowings      Rate        Term
Four equipment loans       $ 3,500,000   $ 2,484,123   Prime + 2%    33 mos

            The Company had no remaining borrowing availability as of December 31, 2003.

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            Aggregate amounts outstanding under these borrowing arrangements totaled $4,136,198 at December 31, 2003, and future annual principal payments are as follows:

YEAR ENDING DECEMBER 31,
2004                                    $ 2,551,987
2005                                      1,237,728
2006                                        346,483
                                        -----------
Total principal payments                  4,136,198
Less: current portion                    (2,575,539)
                                        -----------
Total long-term principal obligation    $ 1,560,659
                                        ===========

            In conjunction with the loan and security agreement dated February 21, 2002, the Company issued a warrant to the bank pursuant to which the bank can purchase up to 90,000 shares of the Company's common stock at a price of $0.50 per share. At the date of issuance, the fair value of the warrant was estimated to be $36,636, using the Black Scholes method. The fair value was recorded as a discount on the term loan, and is being accreted to interest expense over the term of the loan (28 months). The unamortized portion of this discount was $7,848 at December 31, 2003.

9.    RELATED PARTIES

            Included in revenue for the year ended December 31, 2003 was approximately $1.1 million of sales to three companies that are affiliated with a director of the Company and partially or wholly owned by Berkshire Companies Limited Partnership (BCLP), a shareholder of the Company. Accounts receivable balances related to these customers totaled $87,076 at December 31, 2003, which is stated at fair value. The Company believes that these arrangements are priced at rates consistent with sales arrangements with unrelated customers.

            The Company sublets certain office space from BCLP to house its data center. Rent expense related to this lease was $37,203 for the year ended December 31, 2003. The Company believes the rental rate approximates the fair market rate.

10.   REDEEMABLE CONVERTIBLE PREFERRED STOCK

            On October 25, 2002, the Company completed a Fourth Amended and Restated Certificate of Incorporation reflecting the issuance of the Series E and Series F Preferred Stock in the acquisition of Transchannel (see Note 3), and amending certain preferences and rights of each of the other classes of shares.

            The Company had 45,801,302 shares of $0.01 par value preferred stock authorized at December 31, 2003, of which 900,135 shares are designated as Series A Preferred Stock ("Series A"), 1,440,216 shares are designated as Series B Preferred Stock ("Series B"), 7,720,284 shares are designated as Series C Preferred Stock ("Series C"), 23,994,179 shares are designated as Series

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            D Preferred Stock ("Series D"), 9,397,190 shares are designated as Series E Preferred Stock ("Series E"), and 2,349,298 shares are designated as Series F Preferred Stock ("Series F").

            The following is a rollforward of redeemable convertible preferred stock for the three months ended March 31, 2004 (unaudited) and the year ended December 31, 2003:

                                                                                SHARES         AMOUNT
                                                                             -----------     -----------
Balance, December 31, 2002                                                    30,172,335     $53,132,230

Issuance of Series A, B, C, D, E and F preferred stock in connection
    with the ManagedOps acquisition                                            6,039,909       6,305,679
Accretion of dividend on Series A preferred stock                                     --          97,958
Accretion of Series E preferred stock to redemption value                             --         459,554
Accretion of Series C preferred stock to redemption value                             --       1,176,660
Series E and F earnout consideration                                             849,077         533,171
                                                                              ----------     -----------
Balance, December 31, 2003                                                    37,061,321      61,705,252

Accretion of dividend on Series A preferred stock (unaudited)                         --          26,624
Accretion of Series E preferred stock to redemption value (unaudited)                 --         118,173
Accretion of Series C preferred stock to redemption value (unaudited)                 --         294,165
                                                                              ----------     -----------
Balance, March 31, 2004 (unaudited)                                           37,061,321     $62,144,214
                                                                              ==========     ===========

            Redeemable convertible preferred stock consisted of the following at December 31, 2003:

                                                               CARRYING       REDEMPTION
                                                                 VALUE           VALUE
Series A:    900,135 issued and outstanding at
             December 31, 2003                               $  1,331,208    $  1,331,208

Series B:    1,440,216 shares issued and outstanding
             at December 31, 2003                               1,440,216       1,440,216

Series C:    7,720,284 shares issued and outstanding
             at December 31, 2003                              40,841,008      44,421,078

Series D:    15,256,355 shares issued and
             outstanding at December 31, 2003                  10,193,427      10,193,427

Series E:    9,395,285 shares issued and outstanding
             at December 31, 2003                               5,958,677       6,623,703

Series F:    2,349,046 shares issued and outstanding
             at December 31, 2003                               1,940,716       1,940,716
                                                             ------------    ------------
                                                             $ 61,705,252    $ 65,950,348
                                                             ============    ============

            The Company's various series of preferred stock have the following characteristics:

            DIVIDENDS

            Holders of Series A are entitled to receive dividends equal to the greater of 8% per annum of the Series A base amount, or an amount per share equal to the dividends payable on the shares of common stock into which such shares are then convertible. Dividends on Series A accrue whether declared or not, and are cumulative. Dividends on Series A are payable quarterly and, if unpaid, increase the base amount of Series A, which was initially $1.00. At December 31, 2003, Series A had a base amount of approximately $1.47 per share, including accrued and unpaid dividends. Unpaid dividends shall be paid upon the merger, sale or change of control of the Company (as defined) or in the event of a firmly underwritten public offering in which the price per share of common stock is such that the equity valuation of the Company immediately prior to the public offering is at least $173,324,000, and the net proceeds to the Company are at least $15 million. Holders of Series B, Series C, Series D, Series E and Series F are entitled to receive dividends equal to the amount that the holder would have received if the shares were converted to common stock. Unpaid dividends, whether declared or not, on Series A, and declared but unpaid dividends on Series B, Series C, Series D, Series E and Series F are also paid upon liquidation or redemption.

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            LIQUIDATION

            Holders of Series D and Series F have preference in liquidation to holders of common stock and holders of Series A, Series B, Series C and Series E in the amount of $0.64599 per share and $0.70486 per share, respectively, (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all unpaid dividends declared on the Series D and Series F.

            Holders of Series C and Series E have preference in liquidation to holders of common stock and holders of Series A and Series B in the amount of $0.70486 per share and $5.753814 per share, respectively, (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) plus all unpaid dividends declared on the Series C and Series E.

            Holders of Series A and B have preference to holders of common stock in the amount of $1.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus any unpaid dividends declared on the Series B and any unpaid dividends, whether or not declared, on the Series A.

            Holders of Series C, Series D, Series E and Series F, along with the holders of common stock, participate in any remaining distribution upon liquidation, on an as-if-converted basis, immediately prior to any such liquidation.

            If the payment to the holders of Series C (assuming conversion of all Preferred Stock to common stock and no payment of the Series A, Series B, Series C, Series D, Series E and Series F liquidation amounts) equals or exceeds $17.2624 per share (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), the liquidation protection terminates and the holders of the Series C, Series D and Series E shall participate pro rata along with the holders of common stock on an as-if-converted basis without payment of the Series C, Series D and Series E liquidation amounts. If the payment to the holders of Series A and Series B, assuming conversion to common stock, exceeds the Series A and Series B liquidation amount, respectively, then in addition to the accrued dividends (whether or not declared in the case of the Series A) the holders of Series A and Series B shall participate pro rata along with the holders of common stock, and depending on whether there is any pro rata participation of the holders of Series C, Series D, Series E and Series F, in the remaining distribution in all liquidation proceeds as if the Series A and the Series B had been converted into common stock. A sale of the Company or a merger with or into another entity is considered a deemed liquidation.

            CONVERSION

            Holders of Series E and Series F have the right to convert their shares into common stock at a conversion ratio of one common share for each Series E or Series F share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

            Holders of Series D have the right to convert their shares into common stock at a conversion ratio of 0.916479 common shares for each Series D share (adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            Holders of Series C have the right to convert their shares into common stock at a conversion ratio of 2.511935 common shares for each Series C share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

            Holders of Series A and Series B also have the right to convert their shares into common stock at a conversion ratio of 2.002962 common shares for each Series A or Series B share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

            Each share of preferred stock automatically converts into common stock at any time upon the election of 66 2/3% of the outstanding Series C shares or immediately upon a firmly underwritten public offering in which the price per share of common stock is such that the equity valuation of the Company immediately prior to the public offering is at least $173,324,000, and the net proceeds to the Company are at least $15 million.

            If the Company issues additional common shares below the conversion price of the Series A, Series B, Series C, Series D, Series E and Series F ($0.4992605, $0.4992605, $2.29059, $0.64599, $0.70486 and
            $0.70486, respectively, at December 31, 2003), other than as a dividend or other distribution on the Company's common stock (as defined), then the existing Series A, Series B, Series C, Series D, Series E and Series F conversion price shall be reduced accordingly. This may result in the recording of a beneficial conversion feature in future periods.

            VOTING

            Preferred stockholders are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote. Directors appointed by the Series D shareholders have certain special voting rights related to matters such as changes in the certificate of incorporation, incurring indebtedness, sale of the corporation, acquisition of assets and liabilities other than in the normal course of business and authorization or issuance of any additional class or series of capital stock.

            REDEMPTION

            Between February 11, 2007 and February 11, 2009, the holders of at least fifty percent of the outstanding shares of any series of preferred stock have the right to require the Company to redeem the shares of preferred stock owned by such holders. The redemption price is equal to the greater of $0.70486 per share for the Series F and Series E, $0.64599 per share for the Series D, $5.753814 per share for the Series C and $1.00 per share for the Series A and B, plus all unpaid dividends accrued on such shares (whether or not earned or declared in the case of the Series A), or the then current fair market value per share.

            The holders of Series D and Series F have redemption preference over all other classes of shares and the holders of Series C and Series E have redemption preference over all other classes of shares, with the exception of Series D and Series F.

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

11.   STOCKHOLDERS' DEFICIT

            COMMON STOCK

            The Company had 75,000,000 shares of $0.01 par value common stock authorized, of which 9,971,594 shares were outstanding as of December 31, 2003. Each share of common stock is entitled to one vote. The holders of common stock are entitled to receive dividends whenever funds are legally available, and when and if declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding. Upon the liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to receive all available assets, subject to any preferential rights of any then outstanding preferred stock. The Company has never declared or paid dividends on its common stock.

            As of December 31, 2003, the Company has reserved 1,502,222, 2,403,554, 16,158,281, 11,650,023, 7,262,411 and 1,815,603 shares of common stock for the conversion of the Series A, Series B, Series C, Series D, Series E and Series F preferred stock, respectively. Additionally, the Company has reserved 6,618,940 shares of common stock for issuance pursuant to the Company's 1998 Stock Plan (see
            Note 12), and 90,000 shares of common stock for the outstanding warrants, as of December 31, 2003.

            WARRANTS

            In connection with the loan and security agreement that the Company entered into during 2002 (see Note 8), the Company granted a warrant to purchase 90,000 shares of common stock at an exercise price of $0.50. The warrant may be exercised at any time before February 21, 2009, at which time it expires.

12.   STOCK OPTION PLAN

            In May 1998, the Company adopted the 1998 Stock Incentive Plan (the "Stock Plan") that provides for the issuance of restricted common stock, and incentive and nonstatutory common stock options to employees, directors and consultants of the Company. The Board of Directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options and the rate at which each option is exercisable. The exercise price for incentive stock options may not be less than the fair market value per share of the underlying common stock on the date granted (110% of fair market value in the case of holders of more than 10% of the voting stock of the Company) and the term of incentive stock options may not exceed ten years (five years in the case of holders of more than 10% of the voting stock of the Company). The Board of Directors reserved 6,714,000 shares of common stock to be issued in conjunction with the Stock Plan. There were 6,618,940 shares available for issuance under the Stock Plan as of December 31, 2003.

            Consistent with the provisions of APB No. 25, the Company recognizes compensation expense for the excess of the fair value of the shares optioned over the exercise price, determined as of the grant date. The Company recognizes compensation cost on an accelerated basis over the periods in which the services being compensated are performed, generally the vesting period (three years).

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            The following table summarizes the activity of the Company's stock option plan for the year ended December 31, 2003:

                                                  Weighted
                                                   average     Range of
                                     Number of    exercise     exercise
                                      options       price       prices
Balances - beginning of year         4,945,513      $0.64   $0.125 - $4.50
Granted                              1,500,400      $0.50   $         0.50
Exercised                              (13,042)     $0.50   $         0.50
Canceled/forfeited                    (742,452)     $1.03   $ 0.50 - $4.50
                                    ----------      -----   --------------
Balances - end of year               5,690,419      $0.55   $0.125 - $2.87
                                    ==========      =====   ==============

            The following table summarizes information about stock options outstanding at December 31, 2003:

                         OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                -----------------------------------   ---------------------
                             Weighted
                             average       Weighted                Weighted
                            remaining       average                 average
    Exercise               contractual     exercise                exercise
     price        Shares   life (years)      price     Shares       price
     $0.12         48,000         4.59    $   0.125      48,000   $   0.125
     $0.50      5,492,134         8.30    $    0.50   2,978,280   $    0.50
     $0.65         24,350         7.05    $    0.65      23,292   $    0.65
     $2.25          2,000         5.80    $    2.25       2,000   $    2.25
     $2.87        123,935         6.63    $    2.87     116,435   $    2.87
                ---------    ---------    ---------   ---------   ---------
$0.125 - $2.87  5,690,419         8.22    $    0.55   3,168,007   $    0.58
                =========    =========    =========   =========   =========

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

13.   INCOME TAXES

            The Company had no income tax expense for the year ended December 31, 2003.

            Income tax benefit for the year ended December 31, 2003 differed from the amount computed by applying the U.S. Federal income tax rate of 34% to pretax income as a result of the following:

Computed "expected" income tax benefit       $(2,536,211)
Increase (decrease) in income taxes
    resulting from:
State income taxes, net of federal benefit      (467,707)
Change in valuation allowance                  3,068,590
Other                                            (64,672)
                                             -----------
                                             $         -
                                             ===========

            The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2003 are presented below:

DEFERRED TAX ASSETS:

Bad debts                                         $     65,172
Accruals and reserves                                  580,416
Amortization                                         1,553,705
Depreciation                                           280,125
Net operating loss and tax credit carryforwards     19,154,031
Others                                                  13,389
                                                  ------------
    Total gross deferred tax assets                 21,646,838
    Less valuation allowance                       (19,284,673)
                                                  ------------

    Net deferred tax assets                       $  2,362,165
                                                  ------------

DEFERRED TAX LIABILITIES:

Intangible assets                                    2,362,165
                                                  ------------
    Total gross deferred tax liabilities             2,362,165
                                                  ------------
    Net deferred tax asset                        $          -
                                                  ============

            At December 31, 2003, the Company had federal and state net operating loss carryforwards available to offset future taxable income of approximately $47,290,000. The federal and state net operating loss carryforwards will begin to expire in years 2020 and 2005, respectively. The Company also had certain research tax credit carryforwards available to reduce future regular income taxes of approximately $276,000 which expire in year 2020. Utilization of the net operating losses and tax credits may be subject to an annual limitation imposed by change in ownership provisions of Section 382 of the Internal Revenue Code and similar state provisions. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company has recorded a valuation allowance against its deferred tax assets because management believes that, after considering all of the available objective evidence, historical and prospective, with greater weight given to historical evidence, it is more likely than not that the asset will not be realized.

            The total valuation allowance for deferred tax assets as of December 31, 2003 was $19,284,673 of which $14,415,802 was charged against income tax expense while $4,868,871 was charged against acquisition goodwill and/or intangible assets. If the valuation allowance is fully realized, $4,868,871 will reduce goodwill and noncurrent acquisition-related intangible assets and the balance of $14,415,802 will reduce income tax expense.

14.   EMPLOYEE BENEFIT PLAN

            In 1998, the Company established a savings plan (the "Plan") which was designed to be qualified under Section 401(k) of the Internal Revenue Code, covering substantially all of its employees. Eligible employees are permitted to contribute to the Plan through payroll deductions, within statutory and plan limits. The Plan provides for a discretionary employer matching contribution. The Company authorized matching contributions of approximately $372,000 for the year ended December 31, 2003.

15.   SUBSEQUENT EVENTS

            LOAN FACILITY

            On March 4, 2004, the Company entered into a second loan modification agreement and loan and security agreement, amending certain terms of the modified loan agreements, which the Company entered into on April 2, 2003. The second modification agreements establish an additional loan facility, which allows the Company to borrow a maximum of $2,500,000 through March 3, 2005. Borrowings under this loan facility accrue interest at the rate of prime plus 2%, interest is payable monthly, and any unpaid principal balance is due on March 3, 2005. Borrowings are collateralized by substantially all of the assets of the Company, although the agreements also require the Company to pledge three certificates of deposit totaling $750,000. The second modification agreements also include certain financial covenants related to profitability and capital expenditures. As of March 31, 2004, the Company was in default of its debt covenants under this loan facility. However, the Company received a waiver for the debt covenants in default from the lending institution that was dated May 13, 2004. The Company expects to be in compliance with its debt covenants in the future.

            At April 30, 2004, the Company had approximately $4.0 million outstanding and $0.2 million available under its loan facilities.

                        SUREBRIDGE, INC. AND SUBSIDIARIES
           Notes to the Consolidated Financial Statements (continued)

            ACQUISITION

            As discussed in Note 1, it was announced on May 6, 2004 that the Company had signed a definitive asset purchase agreement pursuant to which substantially all of the assets of the Company would be acquired by NaviSite, Inc. for two promissory notes in the aggregate principal amount of approximately $39.3 million, three million shares of NaviSite common stock and the assumption of certain liabilities of Company at closing. This transaction was consummated on June 10, 2004.